Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2009 RESULTS
Dallas, Texas, October 27, 2009 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter and first nine months 2009 results: Revenues decreased to $31.6 million in the third quarter 2009 from $38.9 million in the comparable prior year quarter, a decrease of $7.3 million, or 18.8%. Revenues from the Company’s lime and limestone operations decreased $3.7 million, or 11.1%, to $29.9 million in the third quarter 2009, compared to $33.6 million in the comparable 2008 quarter, while revenues from its natural gas interests decreased $3.6 million, or 67.3%, to $1.7 million in the third quarter 2009 from $5.3 million in the comparable 2008 quarter. For the nine months ended September 30, 2009, revenues decreased to $89.1 million from $113.3 million for the comparable 2008 period, a decrease of $24.3 million, or 21.4%. Revenues from the Company’s lime and limestone operations decreased $16.6 million, or 16.5%, to $84.0 million in the first nine months 2009, compared to $100.6 million in the comparable 2008 period, while revenues from its natural gas interests decreased $7.7 million, or 60.5%, to $5.0 million in the first nine months 2009 from $12.7 million in the comparable 2008 period. The decreases in lime and limestone revenues resulted from decreased lime sales volumes, partially offset by price increases for the Company’s lime and limestone products, compared to the comparable 2008 periods, consistent with the first half 2009.
Production volumes from the Company’s natural gas interests for the third quarter 2009 totaled 302 thousand MCF, sold at an average price of $5.84 per MCF, compared to 448 thousand MCF, sold at an average price of $11.90 per MCF, in the comparable 2008 quarter. Production volumes for the first nine months 2009 from natural gas interests totaled 1.0 BCF sold at an average price of $4.99 per MCF, compared to the first nine months 2008 when 1.1 BCF was produced and sold at an average price of $11.93 per MCF. The number of producing wells was 30 in both the first nine months 2009 and 2008.
The Company reported net income of $4.5 million ($0.70 per share diluted) in both the third quarter 2009 and 2008. For the first nine months 2009, net income decreased $2.7 million, or 20.5%, to $10.6 million ($1.67 per share diluted), compared to $13.4 million for the first nine months 2008 ($2.10 per share diluted).
The Company’s gross profit was $8.6 million for the third quarter 2009, compared to $8.9 million for the comparable 2008 quarter, a decrease of $304 thousand, or 3.4%. Gross profit for the first nine months 2009 was $21.7 million, a decrease of $5.2 million, or 19.3%, from $26.9 million for the first nine months 2008. Included in gross profit for the third quarter and first nine months 2009 were $7.5 million and $18.6 million, respectively, from the Company’s lime and limestone operations, compared to $4.6 million and $16.3 million, respectively, in the comparable 2008 periods. The improved gross profit and gross profit margins for the Company’s lime and limestone operations in the 2009 periods compared to the comparable 2008 periods were due to price increases for the Company’s lime and limestone products and reduced costs, partially offset by continuing reduced construction and steel and other industrial demand for the Company’s lime products. Gross profit from the Company’s natural gas interests declined to $1.2 million and $3.1 million for the third quarter and first nine months 2009, respectively, from $4.3 million and $10.5 million, respectively, in the comparable 2008 periods, primarily due to the drastic decline in natural gas prices and lower production volumes. The improvements in the Company’s lime and limestone operations resulted in increased overall gross profit margins for the 2009 periods compared to the prior year periods.
Interest expense in the third quarter 2009 decreased $127 thousand, or 15.2%, to $707 thousand, compared to $834 thousand in the third quarter 2008. Interest expense in the first nine months 2009 decreased to $2.2 million from $2.7 million in the first nine months 2008, a decrease of $536 thousand, or 19.7%. The decrease in interest expense in the 2009 periods primarily resulted from decreased average outstanding debt due to the repayment of $8.8 million of debt since September 30, 2008.

“We are pleased to see that our ongoing efforts to reduce costs were reflected by substantial improvements in our gross profit and gross profit margins for our lime and limestone operations in the third quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “Our balance sheet remains strong as cash flows from operations during the first three quarters of this year allowed us to reduce our bank debt by 16% and increase our cash balances by almost $11 million,” Mr. Byrne added. “Although demand for our lime products has not yet recovered, we continue to believe that demand for our lime and limestone products used in construction and steel and other industrial production could increase in the future spurred by the effects of the government’s stimulus efforts and, hopefully, improved economic conditions, most of which is not within our control,” Mr. Byrne cautioned. “During this period of reduced demand for our lime products and reduced natural gas prices, we continue to strive to control our costs, introduce additional efficiencies, pay down our debt and position ourselves for the hoped-for recovery,” Mr. Byrne concluded.
United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, aluminum, paper, glass, roof shingle and agriculture industries. The Company primarily serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns royalty and working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
INCOME STATEMENTS	2009	2008	2009	2008
Revenues
Lime and limestone operations	$29,871	$33,602	$84,023	$100,603
Natural gas interests	1,742	5,324	5,039	12,741

Total	$31,613	$38,926	$89,062	$113,344

Gross profit	$8,634	$8,938	$21,673	$26,867
Operating profit	$6,611	$6,907	$15,810	$20,922
Interest expense	707	834	2,188	2,724
Other (income) expense, net	(49)	160	(157)	77
Income tax expense	1,458	1,438	3,142	4,746

Net income	$4,495	$4,475	$10,637	$13,375

Income per share of common stock:
Basic	$0.71	$0.71	$1.68	$2.12
Diluted	$0.70	$0.70	$1.67	$2.10

Weighted average shares outstanding:
Basic	6,364	6,307	6,345	6,300
Diluted	6,403	6,373	6,389	6,363

	September 30,	December 31,
BALANCE SHEETS	2009	2008
Assets:
Current assets	$36,730	$28,961
Property, plant and equipment, net	131,071	136,564
Other assets, net	468	604

Total assets	$168,269	$166,129

Liabilities and Stockholders’ Equity:
Current liabilities	$15,069	$16,223
Debt, excluding current installments	37,917	46,354
Deferred tax liabilities, net	5,256	3,688
Other liabilities	3,509	5,417
Stockholders’ equity	106,518	94,447

Total liabilities and stockholders’ equity	$168,269	$166,129

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